Arnold C. Lakind	Of Counsel
Barry D. Szaferman	Stephen Skillman
Jeffrey P. Blumstein	Linda R. Feinberg
Steven Blader	Paul T. Koenig, Jr.
Brian G. Paul+	Robert A. Gladstone
Craig J. Hubert++	Janine Danks Fox*
Michael R. Paglione*	Richard A. Catalina Jr.*†
Lionel J. Frank**	Eric M. Stein**
Jeffrey K. Epstein+
Stuart A. Tucker	Robert G. Stevens Jr.**
Scott P. Borsack***	Michael D. Brottman**
Daniel S. Sweetser*	Benjamin T. Branche*
Robert E. Lytle	Lindsey Moskowitz Medvin**
Janine G. Bauer***	Mark A. Fisher
Daniel J. Graziano	Tracey C. Hinson**

Szaferman, Lakind, Blumstein &
Blader, P.C.
Attorneys at Law

101 Grovers Mill Road, Suite 200
Lawrenceville, NJ 08648
P: 609.275.0400
F: 609.275.4511
www.szaferman.com

January 21, 2014

Liberty Star Uranium & Metals Corp.
5610 E. Sutler Lane,
Tucson, Arizona 85712

Jr.	Robert L. Lakind***
Nathan M.	Thomas J. Manzo**
Edelstein**	Melissa A. Ruff
Bruce M. Sattin***	Jamie Yi Wang#
Gregg E. Jaclin**	Bella Zaslavsky**
R b t P P	Blake J. Baron
Kathleen O’Brien

+Certified Matrimonial Attorney
++Certified Civil and Criminal
Trial Attorney
*NJ & PA Bars
**NJ & NY Bars
***NJ, NY & PA Bars
#NY Bar
†U.S. Patent & Trademark Office

Gentlemen:

You have requested our opinion, as counsel for Liberty Star Uranium &

Metals Corp., a Nevada corporation (the “Company”), in connection with registration statement on Form S-1 (the “Registration Statement”), under the Securities Act of 1933 (the “Act”), filed by the Company with the Securities and Exchange Commission. The Registration Statement relates to an offering of 244,500,000 shares (the “Shares”) of the Company’s common stock, par value $0.00001 per share (the “Offering”), that are being issued to the selling shareholder (the “Selling Shareholder”) pursuant to that certain investment agreement, dated October 30, 2013 (the “Agreement”).

In order to render our opinion, we have examined the following documents identified and authenticated to our satisfaction:

a)	the Registration Statement which includes the prospectus;
b)	the certificate of an Officer of the Company dated January 16, 2014 (the “Officer’s Certificate”);
c)	Board of Directors minutes approving the filing of the S-1 Registration Statement to register the shares under the Offering;
d)	the executed agreements by which the Selling Shareholder acquired their interests through the Agreement;
e)	the Certificate of Incorporation of the Company filed with the Secretary of State of Nevada, as amended on February 5, 2004, April 4, 2007, and August 25, 2009; and
f)	a Good Standing Certificate from the Secretary of State of the State of Nevada as of January 15, 2014.

In each instance we have relied upon the content of each of the documents set forth above, and have relied upon the content of the Officer’s Certificate. In reliance thereon, and based upon our review of the foregoing, it is our opinion that when issued the Shares will be legally issued, fully paid and non-assessable.

January 21, 2014 Page 2

We offer our opinion based upon the laws of the State of Nevada. This opinion opines upon Nevada law including statutory provisions, all applicable provisions of the Nevada Revised Statutes, and reported judicial decisions interpreting those laws. We express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

SZAFERMAN, LAKIND, BLUMSTEIN & BLADER, PC

By: /s/ Gregg E. Jaclin, Esq.
       Gregg E. Jaclin, Esq.
       For the Firm